gary b. wolff, p.c.   Counselor-at-Law
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747 Third Avenue / 25th Floor / New York, NY  10017            212-644-6446
                                                               Fax  212-644-6498




                                Exhibits 5 and 23




                                                        March 1, 2002



                         CONSENT AND OPINION OF COUNSEL


     Securities and Exchange Commission
     450 Fifth Street N.W.
     Washington, D.C. 20549-1004

     Gentlemen:

     I am securities counsel to BioShield Technologies, Inc., a Georgia corporation (the "Company"). I have, in such capacity, examined and am familiar with the Articles of Organization, as amended, and the By-laws of the Company, and have examined the records of corporate proceedings. I have also examined and am familiar with such other documents as I have considered necessary for rendering my opinion hereinafter set forth.

     Based upon the foregoing, I am of the opinion that the shares of Common Stock, no par value, of the Company reserved for issuance under the BioShield Technologies, Inc. 2002 Non-Statutory Stock Option Plan dated December 21, 2001 as Amended February 28, 2002 will, when issued in accordance with the terms of such plan, be legally issued, fully paid and nonassessable.

     In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.



                                                        Very truly yours,



                                                        /Gary B. Wolff/
                                                        -------------------
                                                         Gary B. Wolff
     GBW:th